EXHIBIT G


                         INVESTMENT MANAGEMENT AGREEMENT

                                     BETWEEN

                              RSI RETIREMENT TRUST

                                       AND

                        NORTHERN TRUST INVESTMENTS, N.A.



                  THIS AGREEMENT effective as of September 15, 2003 between RSI Retirement Trust (the "Trust") a retirement fund organized and existing as a trust pursuant to a certain Agreement and Declaration of Trust, as amended and restated August 1, 1990, and as further amended from time to time (the "Agreement and Declaration of Trust"), and Northern Trust Investments, N.A. (the "Manager").


                              W I T N E S S E T H :


                  WHEREAS, the Trust, a trust organized and existing pursuant to the aforementioned Agreement and Declaration of Trust, provides benefits for the employees (and their beneficiaries) of savings institutions, related organizations, other corporate entities which have established plans of participation and individual retirement accounts ("Unitholders") in the Trust;

                  WHEREAS, the Trust is an investment company registered under the Investment Company Act of 1940, as amended (the "Act"); and

                  WHEREAS, the Trustees of the Trust ("Trustees") are vested with authority for the management and control of the assets of the Trust in accordance with the provisions of the Agreement and Declaration of Trust and in furtherance of such authority are vested with the power to designate an investment manager or managers to manage (including the power to acquire and dispose of) the assets of any of the Investment Funds (as defined in the Agreement and Declaration of Trust) of the Trust;

                  NOW, THEREFORE, the Trust hereby agrees with the Manager as follows:



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                  1. Appointment of the Manager

                  A. The Trust hereby designates, appoints, engages and retains the Manager as investment manager of the assets comprising the Investment Fund of the Trust referred to on Schedule A hereto ("Investment Fund"). The portion thereof to be managed by the Manager ("Account") shall be designated by the Trust.

                  B. The Trust represents and warrants that it has the authority to enter into this Investment Management Agreement with the Manager pursuant to a vote, cast at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party and the provisions of Rule 15a-4 under the Act. Continuation of this Agreement for a period after January 23, 2004 requires a vote of the majority of the outstanding shares (as defined in the Act) of the Investment Fund.

                  C. The Manager hereby accepts appointment to manage the assets of the Account.

                  D. The term of this Agreement shall commence on the date hereof and shall remain in full force and effect for a period of 150 days, and, provided that approval by a vote of the majority of the outstanding shares (as defined in the Act) of the Investment Fund is obtained within such 150 day period, shall continue thereafter for a period of two years from the date hereof and thereafter from year to year provided that such continuance is approved annually in the manner required by the Act. The Trust agrees to use its best efforts to obtain the approval referenced in the preceding sentence.

                  E. In the event the Trust engages an investment adviser to act as adviser to the Investment Fund, then the Manager shall be deemed to be acting as a sub-adviser under this Agreement and the investment adviser shall perform supervisory services pertaining to the ongoing oversight and management of said Manager deemed to be acting as a sub-adviser ("Sub-Adviser"). Supervisory services by the investment manager under its adviser agreement with the Trust shall include supervising compliance by the Sub-Adviser with the Act; monitoring and reviewing the performance of the Sub-Adviser; analyzing the composition of the Sub-Adviser's portfolio; preparing reports relating to such supervisory activities for the Trustees; recommending increasing or decreasing the amount of assets in the Account; recommending the continuation and replacement of the Sub-Adviser; and, at the request of the Trustees, conducting searches for a replacement for the sub-adviser.

                  2. Assets of the Account

                  The Trust shall certify or cause to be certified to the Manager the assets comprising the Account as of the commencement of the term of this Agreement. The Trust may add to the Account assets acceptable to the Manager or withdraw assets from the Account at any time or from time to time by notification to the Manager. The Account shall consist of the assets certified to the Manager as aforesaid, or any assets into which the same may be converted from time to time, together with any income therefrom or any other increment thereon and assets as aforesaid, less assets withdrawn as aforesaid.



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                  3. Investment Powers

                  A. Subject to the provisions of paragraph B. of this Section 3, the Manager shall have exclusive authority and discretion, subject to and consistent with the investment objectives and policies of the Investment Fund as set forth in the current Prospectus of the Trust delivered to the Manager ("Prospectus") and as specified in writing from time to time by the Trust and accepted by the Manager, to manage (including the power to acquire and dispose of) the assets of the Account, and, without limiting the generality of the foregoing, to direct the Trustees in the exercise of the powers relating to the Account which are specified in the Agreement and Declaration of Trust as subject to such direction and as specified in writing from time to time by the Trust and accepted by the Manager.

                  B. Notwithstanding the provisions of paragraph A. of this
Section 3, it is understood and agreed that an investment manager other than the Manager may lend securities from the Account and may invest assets of the Account on a temporary basis pending permanent investment or distribution, and the Manager shall have no liability or responsibility with respect to the exercise of such authority by such other investment manager; provided, however, that the Manager shall coordinate the exercise of its authority hereunder which may be affected by the exercise of such authority by the other investment manager in such manner appropriate to the exercise of its authority as shall be agreed upon by the Manager and such other investment manager. The Trust will advise the Manager of any arrangement with respect to any proposed lending of securities from the Account.

                  C. The Manager shall consult with the Trust at such times as the Trustees shall reasonably request with respect to the overall investment policy of the Account.

                  4. Standard of Care

                  A. The Manager shall invest the assets of the Account in the manner provided herein and shall have no duty or responsibility with respect to the diversification of the assets of the Trust, except with respect to the diversification of the assets of the Account as contemplated by the Prospectus.

                  B. The Manager will be under no liability or obligation to anyone with respect to any failure on the part of the Trust or any other investment manager to perform any of their obligations under any agreement affecting the Account or under the terms of this Agreement or for any error or omission whatsoever on the part of the Trust or any other investment manager.

                  C. The Manager shall not be liable for the making retention or sale of any investment or reinvestment made by it as herein provided, nor for any loss to or diminution of the value of the property of the Account; provided, however, that the Manager has acted in the premises with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man acting in like capacity and familiar with such matters would use in the conduct of any enterprise of a like character and with like aims; provided, further, however, that nothing in this Agreement shall protect the Manager against any liability to the Trust or Unitholders to which the Manager would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties hereunder or by reason of its reckless disregard of its obligations



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and duties hereunder. Nothing herein shall be construed to waive any liability that the Manager has under federal or state securities laws or any other applicable laws which cannot be waived.

                  D. The Manager may not consult with any other manager or sub-adviser of the Investment Fund, including any other manager or sub-adviser that is a principal underwriter or an affiliated person of a principal underwriter, concerning transactions of the Investment Fund in securities or other assets. Notwithstanding the terms of the this paragraph 4.D., the Manager may consult at all times with any investment adviser engaged by the Trust to act as adviser pursuant to Section 1.E. above.

                  5. General Provisions

                  A. Compensation for the services of the Manager will be as set forth in Schedule A hereto.

                  B. With respect to securities in the Account, the Manager shall purchase such securities from or through and sell such securities to or through such persons, brokers or dealers as the Manager shall deem appropriate to carry out the policy with respect to brokerage as set forth in the Prospectus or as the Manager may direct from time to time. The Manager shall not be responsible for any acts or omissions by any such broker or brokers, or any third party not owned by the Manager, provided that the Manager is not negligent in the selection of such broker or brokers, or third parties. The Manager is hereby authorized to combine orders on behalf of the Account with orders on behalf of other clients of the Manager. It is understood that it is desirable for the Trust that the Manager have access to supplemental research and security and economic analysis and statistical services and information with respect to the availability of securities or purchasers or sellers of securities provided by brokers and of use to the Trust although such access may require the allocation of brokerage business to brokers who execute transactions at a higher cost to the Trust than other brokers who provide only execution of portfolio transactions. Therefore, the Manager is authorized to place orders for the purchase and sale of securities with such brokers, subject to review by the Trust from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Manager in connection with its services to other clients.

                  C. This Agreement shall automatically terminate in the event of its "assignment" (as that term is defined in the Act).

                  D. This Agreement may be terminated, without the payment of any penalty, by either party hereto on not more than sixty (60) days' nor less than thirty (30) days' written notice delivered or mailed by registered mail, postage prepaid, to the other party; any such termination on behalf of the Trust to be pursuant to a vote of the Trustees or by a vote of a majority of the outstanding voting securities of the Trust.

                  E. The Manager may rely on the authenticity, truth and accuracy of, and will be fully protected in acting upon:



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                  (a)      Any notice, direction, certification, approval or
                           other writing of the Trust, if evidenced by an instrument signed by the President, a Vice President, the Treasurer or the Assistant Treasurer of the Trust;

                  (b) Any copy of a resolution of the Trustees, if certified by the Secretary of the Trust;

                  (c) Any notification or information provided by the custodian of the assets in the Account, if evidenced by an instrument signed by an officer of the custodian; or

                  (d) Any oral notice or instruction reasonably believed to be genuine and to be given by the Trust or its authorized delegate or by the custodian or any other investment manager.

                  F. The Manager may rely on, and will be fully protected with respect to any action taken or omitted in reliance on, any information, statement or certificate delivered to the Manager by the Trust with respect to any matter concerning the Trust and the operation and administration of the Account. The Manager is expressly authorized to consult with the Trust with respect to any matters arising in the administration of the Account and to act on the advice of the Trust, provided nothing herein shall limit the full responsibility of the Manager for the management of the assets of the Account as provided herein.

                  G. Communications from the Manager to the Trust shall be addressed to:

                          RSI Retirement Trust
                          317 Madison Avenue - 18th floor
                          New York, New York 10017-5201
                          Attn.: Stephen P. Pollak
                                 Executive Vice President, Counsel and Secretary

Communications to the Manager from the Trust shall be addressed to the address set forth in Schedule A hereto. In the event of a change of address, communications shall be addressed to such new address as designated in a written notice from the Manager or the Trust, as the case may be. All communications addressed in the above manner and by ordinary mail, overnight courier, registered mail or delivered by hand shall be sufficient under this Agreement.

                  H. Unless the Trust instructs the Manager otherwise in writing, the Manager will vote proxies for securities held in the Account in accordance with the Manager's written policies for proxy voting. The Trust agrees to instruct the custodian to forward to the Manager copies of all proxies and shareholder communications relating to securities held in the Account. The Trust agrees that the Manager will not be liable for failing to vote any proxies where it has not received such proxies or related shareholder communications on a timely basis. The Manager will not be responsible for taking any action or rendering any advice with respect to any legal proceedings or bankruptcies involving the issuers of securities held in the Account.



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                  I. The Trust acknowledges (i) receipt of the written
disclosure statement required by Rule 204-3 of the Investment Advisers Act of 1940 at least 48 hours before execution of this Agreement; (ii) that services provided hereunder by Manager shall not be deemed exclusive and that Manager shall be free to render similar services to others; and (iii) that Manager may give advice and take action in the performance of duties to others which may differ from the advice given, or the timing and nature of the action taken, with respect to the Trust's Account.

                  J. All agreements hereunder will be governed by the laws of the State of New York, without reference to such State's conflict of law rules.

                  K. No term or provision of this Agreement may be amended, modified or waived without the affirmative vote or action by the written agreement of the Trust and the Manager and in accordance with the Act.

                  L. Without the prior express consent of the Manager, the Trust agrees that it will not use the name, logo, insignia, or other identifying mark of the Manager or any person controlling, controlled by or under common control with the Manager (a "Manager Affiliate") or describe the Manager any Manager Affiliate in any manner or in any materials, including registration statements and marketing and sales materials, without providing such materials to the Manager within a reasonable time prior to such proposed use, and providing the Manager reasonable time to approve, modify or reject such materials, except that sales or marketing materials containing the same text referring to the Manager as that used in previously approved materials may be used by the Trust without prior submission to the Manager. The Manager agrees that it shall not unreasonably withhold approval of any such materials.

                  M. The parties acknowledge and agree that (a) the Manager is not the sponsor, administrator or distributor of, and does not control, the Trust, Investment Fund or Account, (b) no director, officer or employee of the Manager or of any Manager Affiliate serves as a trustee, officer or employee of the Trust, Investment Fund or Account, and (c) the Manager's responsibilities hereunder relate solely to the day-to-day management of the assets in the Account and the Manager has no responsibility for any other aspect of the operations or administration of the Trust, Investment Fund or Account. Without limiting the foregoing, the Manger shall have no responsibility in determining the fair value of any asset held by the Trust, Investment Fund or Account, except that the Manager shall provide, as requested, reasonable assistance to the Trust or any investment adviser engaged by the Trust to act as adviser pursuant to Section 1.E above, in making such a determination as to any asset held by the Account.

                  N. The Trust agrees to indemnify and hold harmless the Manager and any Manager Affiliate, and any shareholder, partner, director, officer and employee of any of the foregoing (each an "Indemnified Manager Party"), against any loss, claim, settlement, damage, charge, liability or expense, including, without limitation, reasonable attorneys' and accountants' fees ("Losses"), to which such persons may become subject, insofar as such Losses arise out of or are based upon (a) any inaccuracy or omission in any prospectus, registration statement, annual or other periodic report or proxy statement of the Trust or any advertising, marketing, shareholder communication, or promotional material generated, by the Trust unless such inaccuracy or omission was caused by an Indemnified Manager Party, (b) any violation of any law, rule or regulation relating to the registration or qualification of shares of the Trust, (c) any breach by the



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Trust of any representation, warranty or agreement contained in this Agreement or (d) the services provided by the Manager to the Trust hereunder or the operation of the Trust except to the extent such Losses result from an Indemnified Manager Party's willful misfeasance, bad faith, or negligence.


                  IN WITNESS WHEREOF, the Trust and the Manager have executed this Agreement, effective as of the date of this Agreement first set forth above.



                                             NORTHERN TRUST INVESTMENTS, N.A.


                                             By:
                                                --------------------------------

                                             Title:
                                                   -----------------------------


                                             RSI RETIREMENT TRUST

                                             By:
                                                --------------------------------

                                             Title:
                                                   -----------------------------



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                                   SCHEDULE A


                              RSI RETIREMENT TRUST
                         INVESTMENT MANAGEMENT AGREEMENT


Name of Manager:      Northern Trust Investments, N.A.
Address:              50 South LaSalle Street
                      Chicago, Illinois 60675



Attention:            Mr. Michael Lucas


Investment Fund:      Core Equity Fund

Compensation Terms:

Terms used herein shall have the meaning used in the Investment Management Agreement between the Trust and the Manager ("Agreement"). The Trust agrees to pay to the Manager, as full compensation and reimbursement for the services to be rendered pursuant to the Agreement and any expenses incurred in connection therewith, a fee at the end of each fiscal quarter of the Trust, computed by applying the following rate the Account:

             Effective September 15, 2003, 0.16% of the first $25 million of assets, 0.10% of the next $25 million of assets, 0.06% of the next $50 million of assets, and 0.04% of assets in excess of $100 million.

Billing is done for each quarter on the basis of services performed during that particular quarter. The quarterly fee is calculated on the basis of the average of the asset value as of the last day of each month of each calendar quarter, equal to one-fourth of the annual rate.

If the Agreement commences on a date other than on the beginning of any such quarterly period, or terminates on a date other than the end of any such quarterly period, the fee payable hereunder shall be proportionately reduced according to the number of days during such period services were rendered by the Manager.



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IN WITNESS WHEREOF, the parties to the Agreement, effective as of September 15,
2003, have executed this Schedule A, effective as of the same dates.

                                                NORTHEN TRUST INVESTMENTS, N.A.

                                                By:
                                                   -----------------------------

                                                Title:
                                                      --------------------------


                                                RSI RETIREMENT TRUST

                                                By:
                                                   -----------------------------

                                                Title:
                                                      --------------------------


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